Exhibit 99.1

Newfield Exploration Announces Pricing of $750 Million of 5¾% Senior Notes Due 2022

HOUSTON, September 27, 2011 -- Newfield Exploration Company (NYSE: NFX) today announced that it has priced its public offering of $750 million of 5¾% Senior Notes due 2022. The notes were issued at 99.956% of par to yield 5.75%. The Company expects to close the offering on September 30, 2011 and intends to use the net proceeds from the offering to repay a portion of the borrowings outstanding under its credit arrangements.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Newfield's Senior Notes due 2022 or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The public offering is being made pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission. The offering of senior notes is being made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement and related base prospectus may be obtained from the SEC’s website at www.sec.gov. Alternatively, the underwriters will provide copies upon request to:

J.P. Morgan Securities LLC 383 Madison Avenue New York, NY 10179 Attention: High Grade Syndicate Desk, 3rd Floor (212) 834-4533	Wells Fargo Securities, LLC Attn: Capital Markets Client Support 1525 West W.T. Harris Blvd. Charlotte, North Carolina 28262 (800) 326-5897 cmClientsupport@wachovia.com

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the offering and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors. Other factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s 2010 Annual Report on Form 10-K, the preliminary prospectus supplement and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:	Steve Campbell (281) 210-5200
Email:	info@newfield.com